EXHIBIT 5.1

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, TX 77010
Phone: (713) 651-5151
Fax: (713) 651-5246

May 7, 2003

Enbridge Energy Partners, L.P.
1100 Louisiana, Suite 2900
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel to Enbridge Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the proposed offering by the Partnership of up to 3,852,500 Class A Common Units representing Class A limited partner interests in the Partnership (including an over-allotment option to purchase 502,500 Class A Common Units) (the "Class A Common Units"). We refer to the registration statement on Form S-3 (Registration No. 333-59758) filed with the Securities and Exchange Commission (the "Commission") by the Partnership on April 27, 2001, as amended by Amendment No. 1 filed on August 9, 2001, Amendment No. 2 filed on October 10, 2001, and Amendment No. 3 filed on October 23, 2001, and as supplemented by the Prospectus Supplement dated May 6, 2003 (as so amended and supplemented, the "Registration Statement").

        As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, partnership and corporate records and documents, including the Amended and Restated Partnership Agreement of the Partnership, as amended (the "Partnership Agreement"), certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. Without limiting the foregoing, we have examined the Underwriting Agreement, dated May 6, 2003 (the "Underwriting Agreement"), between the Partnership, Enbridge Energy, Limited Partnership, the General Partner, Enbridge Management, and the Underwriters named therein (the "Underwriters"). In such examination we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

        Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Class A Common Units have been duly authorized by the Partnership for issuance, and the Partnership has full partnership power and authority to issue, sell and deliver the Class A Common Units and, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Class A Common Units will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the federal laws of the United States of America, the laws of the State of Texas and the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us under "Legal Matters" in the Prospectus Supplement dated May 6, 2003.

                      Very truly yours,

                      /s/ FULBRIGHT & JAWORSKI L.L.P.

                      Fulbright & Jaworski L.L.P.